Exhibit (h)(7)

FUND ACCOUNTING SERVICES AGREEMENT

ONE GROUP ADMINISTRATIVE SERVICES, INC.

OCTOBER     _, 2004

J.P. MORGAN INVESTOR SERVICES CO.

FUND ACCOUNTING SERVICES AGREEMENT

FUND ACCOUNTING SERVICES AGREEMENT

Table of Contents (continued)

Page
Schedules A-1 & A-2 — Fund Listing	A-1

Schedule B — Fees and Expenses	B-1

Schedule C — Fund Accounting Services Description	C-1

FUND ACCOUNTING SERVICES AGREEMENT

This AGREEMENT is made as of the dates set forth below and is between J.P. Morgan Investor Services Co. (“J.P. Morgan”), a Delaware corporation and One Group Administrative Services, Inc. (“OGAS”), a Deleware corporation, as administrator to each series of One Group Mutual Funds and One Group Investment Trust (each referred to herein as a “Trust” and each series referred to herein as a “Fund”) listed in Schedule A-1 and Schedule A-2.

The effective date of this Agreement for each Fund is:

Funds	Agreement Effective Date
Schedule A-1 (Equity and Investor Funds)	October 18, 2004
Schedule A-2 (Fixed Income and Money Market Funds)	December 6, 2004

W I T N E S S E T H:

WHEREAS, each Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, OGAS wishes to contract with J.P. Morgan to provide certain services with respect to the Funds;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. APPOINTMENT. OGAS hereby appoints J.P. Morgan to provide services for the Funds, as described hereinafter, subject to the supervision of the Board of Trustees of the Trusts (the “Board”), for the period and on the terms set forth in this Agreement. J.P. Morgan accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of and Schedule B to this Agreement.

2. REPRESENTATIONS AND WARRANTIES.

(a) J.P. Morgan represents and warrants to OGAS that:

(i) J.P. Morgan is a corporation, duly organized and existing under the laws of the State of Delaware;

(ii) J.P. Morgan is duly qualified to carry on its business in the Commonwealth of Massachusetts;

(iii) J.P. Morgan is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

(iv) all requisite corporate proceedings have been taken to authorize J.P. Morgan to enter into and perform this Agreement;

(v) J.P. Morgan has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(vi) no legal or administrative proceedings have been instituted or threatened which would impair J.P. Morgan’s ability to perform its duties and obligations under this Agreement; and

(vii) J.P. Morgan’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of J.P. Morgan or any law or regulation applicable to J.P. Morgan;

(b) OGAS represents and warrants to J.P. Morgan that:

(i) OGAS is a Delaware corporation, duly organized and existing and in good standing under the laws of Delaware;

(ii) OGAS is empowered under applicable laws and by its Charter Document and By-Laws to enter into and perform this Agreement;

(iii) all requisite proceedings have been taken to authorize OGAS to enter into and perform this Agreement;

(iv) to the best of OGAS’ knowledge, the Funds are investment companies properly registered under the 1940 Act;

(v) to the best of OGAS’ knowledge, a registration statement under the Securities Act of 1933, as amended (“1933 Act”) and the 1940 Act on Form N-1A for each Fund has been filed and will be effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement;

(vi) no legal or administrative proceedings have been instituted or threatened which would impair OGAS’ ability to perform its duties and obligations under this Agreement;

(vii) to the best of OGAS’ knowledge, each Fund’s registration statements comply in all material respects with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and none of the Fund’s prospectuses and/or statements of additional information contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; and

(viii) OGAS’ entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of OGAS or any law or regulation applicable to it.

3. DELIVERY OF DOCUMENTS. On behalf of each Fund, OGAS will promptly furnish to J.P. Morgan such copies, properly certified or authenticated, of contracts, documents and other related information that J.P. Morgan may request or requires to properly discharge its duties. Such documents may include but are not limited to the following:

(a) Resolutions of the Board authorizing the appointment of J.P. Morgan to provide certain services to the Funds and approving this Agreement;

(b) Charter Document;

(c) By-Laws;

(d) Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (“SEC”);

(e) Registration statements including exhibits, as amended, on Form N-1A (the “Registration Statement”) under the 1933 Act and the 1940 Act, as filed with the SEC;

(f) Copies of the Investment Advisory Agreement between the Funds and its investment adviser(s) (the “Advisory Agreement”);

(g) Opinions of counsel and auditors’ reports;

(h) Prospectus(es) and statement(s) of additional information relating to all funds, series, portfolios and classes, as applicable, and all amendments and supplements thereto (such Prospectus(es) and Statement(s) of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the “Prospectuses”); and

(i) Such other agreements as the Funds may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

4. SERVICES PROVIDED.

(a) J.P. Morgan will provide fund accounting services subject to the control, direction and supervision of OGAS and the Board and in compliance with the objectives, policies and limitations set forth in the Fund’s Registration Statement, Charter Document and By-Laws; applicable U.S. laws and regulations; and all resolutions and policies implemented by the Board, of which J.P. Morgan has been notified by the Fund. A detailed description of the services is contained in Schedule C to this Agreement.

(b) J.P. Morgan will also:

(i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of J.P. Morgan or a corporate affiliate of J.P. Morgan);

(ii) provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;

(iii) furnish equipment and other materials, which are necessary or desirable for provision of the services contemplated herein; and

(iv) as described in more detail in Schedule C, keep records relating to the services provided hereunder in such form and manner as J.P. Morgan may deem appropriate or advisable.

5. FEES AND EXPENSES.

(a) As compensation for the services rendered to the Funds pursuant to this Agreement OGAS shall pay J.P. Morgan monthly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

(b) For the purpose of determining fees calculated as a function of the Funds’ assets, the value of the Funds’ assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board.

(c) OGAS may request additional services, additional processing, or special reports, with such specifications and requirements documentation as may be reasonably required by J.P. Morgan. In addition, significant regulatory and legal changes and changes in the Funds’ status may necessitate additional services, processing or reports. In either instance, if J.P. Morgan elects to provide such services or arrange for their provision, it shall be entitled to additional fees and expenses at negotiated rates and charges.

(d) J.P. Morgan will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. OGAS agrees to promptly reimburse J.P. Morgan for any services, equipment or supplies ordered by OGAS through J.P. Morgan and for any other expenses that J.P. Morgan may incur on OGAS’ behalf at OGAS’ or a Fund’s request or as consented to by OGAS. Such other expenses to be incurred in the operation of the Funds and to be borne by OGAS or the Funds, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and trustees who are not officers, directors, shareholders or employees of J.P. Morgan, or the Funds’ investment adviser or distributor; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; EDGAR filing fees, processing services and related fees; postage and mailing costs; costs of share certificates; advisory and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; costs of maintenance of trust existence; expenses of typesetting and printing of Prospectuses for regulatory purposes and for distribution to current shareholders of the Funds (the Funds’ distributor to bear the expense of all other printing, production, and distribution of Prospectuses, and marketing materials); expenses of printing and production costs of shareholders’ reports and proxy statements and materials; expenses of proxy solicitation, proxy tabulation and annual meetings; costs and expenses of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with trust, shareholder, and Board meetings; trade association dues and expenses; reprocessing costs to J.P. Morgan caused by third party errors; copying charges; microfilm and storage, audio response unit costs; corporate action services; service termination and conversion costs; any expenses necessitated by regulatory or legal changes; and any extraordinary expenses and other customary Fund expenses. In addition, J.P. Morgan may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services designated by OGAS or the Funds, in connection with determining the net asset values of the Funds. OGAS will reimburse J.P. Morgan for the Funds’ share of the cost of such services based upon the actual usage, or a pro-rata estimate of the use, of the services for the benefit of the Fund.

(e) All fees, out-of-pocket expenses, or additional charges of J.P. Morgan shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

6. LIMITATION OF LIABILITY AND INDEMNIFICATION.

(a) J.P. Morgan shall exercise reasonable care, prudence and diligence in carrying out all its duties and obligations under this Agreement, and shall be liable to OGAS for any and all claims, liabilities, losses, damages fines, penalties and expenses including out-of-pocket and incidental expenses and legal fees (“Losses”) suffered or incurred by OGAS resulting from the failure of J.P. Morgan to exercise such reasonable care, prudence and diligence or resulting from J.P. Morgan’s negligence or willful misconduct. In addition, J.P. Morgan shall be liable to OGAS for all Losses representing reasonable costs and expenses incurred by OGAS in connection with any claim by OGAS against J.P. Morgan arising from the obligations of J.P. Morgan hereunder, including, without limitation, all reasonable attorneys’ fees and expenses incurred by OGAS in connection with any investigations, lawsuits or proceedings relating to such claim; provided that OGAS has recovered from J.P. Morgan for such claim.

(b) J.P. Morgan shall not be responsible for, and OGAS shall indemnify and hold J.P. Morgan and its directors, officers, agents and employees (collectively the “Indemnitees”) harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

(i) any and all actions of the Indemnitees required to be taken pursuant to this Agreement;

(ii) the reliance on or use by the Indemnitees of information, records, or documents which are received by the Indemnitees and furnished to it or them by OGAS or on behalf of the Fund, and which have been prepared or maintained by OGAS, the Fund or any third party on behalf of the Fund;

(iii) OGAS’ refusal or failure to comply with the terms of this Agreement or OGAS’ lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

(iv) the breach of any representation or warranty of OGAS hereunder;

(v) following any instructions or other directions reasonably believed to be requests of OGAS or otherwise duly authorized, and upon which J.P. Morgan is authorized to rely pursuant to the terms of this Agreement;

(vi) any delays, inaccuracies, errors in or omissions from information or data provided to J.P. Morgan by OGAS, the Funds, their investment advisers and/or sub-advisers, and providers of other services such as data services, corporate action services, pricing services or securities brokerage;

(vii) any failure of a Fund’s registration statement to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Fund’s prospectus;

(iix) the actions taken by OGAS, a Fund, its investment adviser and/or sub-advisers, and its distributor in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and

(ix) all actions, inactions, omissions, or errors caused by third parties to whom OGAS or the Indemnitees have assigned any rights and/or delegated any duties under this Agreement at the request of or as required by OGAS.

(c) In addition to and not in limitation of paragraph (b) immediately above, OGAS also agrees to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in connection with or arising out of J.P. Morgan’s performance under this Agreement, provided the Indemnitees have acted with reasonable care and prudence and have not acted with negligence or engaged in willful misconduct.

(d) In performing its services hereunder, J.P. Morgan shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from OGAS, a Fund and its custodians, officers and directors, investment advisers and sub-advisers, investors, agents and other service providers which J.P. Morgan reasonably believes to be genuine, valid and authorized. J.P. Morgan shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel and public accountants retained by a Fund, as necessary or appropriate.

(e) Anything in this agreement to the contrary notwithstanding, in no event shall J.P. Morgan be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if J.P. Morgan has been advised of the likelihood of such loss or damage and regardless of the form of action in which any such loss or damage may be claimed. This provision shall survive the termination of this Agreement.

7. TERM. This Agreement shall become effective on the date first hereinabove written and may be modified or amended from time to time by mutual agreement between the parties hereto. The Agreement shall continue in effect until terminated in writing no sooner than February 19, 2005 or such other date as agreed upon by the parties when the services covered by this Agreement are paid for directly by any or all of the Funds. Upon termination of this Agreement, OGAS shall pay to J.P. Morgan such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later. In the event of late payment or non-payment, J.P. Morgan shall have the right to retain the records of OGAS or the Funds until all fees and monies due J.P. Morgan are paid.

8. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to OGAS:

One Group Administrative Services, Inc.

1111 Polaris Parkway

Columbus, OH

Attention:

Fax:

If to J.P. Morgan:

J.P. Morgan Investor Services Co.

73 Tremont Street

Boston, MA 02108

Attention: General Counsel

Fax: (617) 557-8616

9. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

10. FORCE MAJEURE. J.P. Morgan shall not be responsible or liable for any harm, loss or damage suffered by the Fund, its investors, or other third parties or for any failure or delay in performance of J.P. Morgan’s obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond J.P. Morgan’s control. In the event of a force majeure, any resulting harm, loss, damage, failure or delay by J.P. Morgan will not give the Fund the right to terminate this Agreement.

11. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

12. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK.

14. CONFIDENTIALITY. J.P. Morgan shall keep confidential, and will direct its employees to keep confidential, all non-public information concerning the Funds’ portfolio holdings and other confidential information of OGAS or the Funds (collectively, “OGAS Confidential Information”) obtained hereunder from or on behalf of the Funds or OGAS. J.P. Morgan will use OGAS Confidential Information only for the purposes of providing services under this Agreement and will disclose such OGAS Confidential Information only to the extent necessary to provide the services specified in this Agreement or as required by law. OGAS shall keep confidential all confidential information provided to it by J.P.Morgan under this Agreement (“JPM Confidential Information”), except to the extent that disclosure is required by applicable law or with the consent of J.P. Morgan. Confidential information of a disclosing party shall in no event include information which the receiving party (i) knew at the time of first disclosure to it; (ii) is or becomes generally known in the industry or public knowledge without default by the receiving party of its obligations hereunder; or (iii) can demonstrate, from written records, has been independently developed through employees none of whom had access to confidential information. A receiving party may disclose the other party’s confidential information pursuant to regulatory requests or competent judicial order provided that such party provides to the other party, to the extent permitted by law, prompt notice of such requests or order to permit the other party to seek an appropriate protective order or otherwise intervene to protect its confidential information. Notwithstanding anything herein that may be to the contrary, a receiving party may disclose confidential information of the other party to its regulatory authority having supervisory jurisdiction over it pursuant to a request made during the course of a supervisory examination or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

ONE GROUP ADMINISTRATIVE SERVICES, INC.

By:
Name:	Robert L. Young
Title:	Vice President and Treasurer

J.P. MORGAN INVESTOR SERVICES CO.

By:
Name:	Virginia M. Meany
Title:	President and CEO

FUND ACCOUNTING SERVICES AGREEMENT

Schedule A-1 - Funds to be converted on October 18, 2004

One Group Mutual Funds

Equity Funds

One Group Diversified Equity Fund

One Group Diversified International Fund

One Group Diversified Mid Cap Fund

One Group Equity Income Fund

One Group Equity Index Fund

One Group Health Sciences Fund

One Group International Equity Index Fund

One Group Large Cap Growth Fund

One Group Large Cap Value Fund

One Group Market Expansion Index Fund

One Group Market Neutral Fund

One Group Mid Cap Growth Fund

One Group Mid Cap Value Fund

One Group Real Estate Fund

One Group Small Cap Growth Fund

One Group Small Cap Value Fund

One Group Strategic Small Cap Value Fund

One Group Technology Fund

Investor Funds

One Group Investor Balanced Fund

One Group Investor Conservative Growth Fund

One Group Investor Growth & Income Fund

One Group Investor Growth Fund

One Group Investment Trust

Equity Portfolios

One Group Investment Trust Diversified Equity Portfolio

One Group Investment Trust Diversified Mid Cap Portfolio

One Group Investment Trust Equity Index Portfolio

One Group Investment Trust Large Cap Growth Portfolio

One Group Investment Trust Mid Cap Growth Portfolio

One Group Investment Trust Mid Cap Value Portfolio

Schedule A-2 - Funds to be converted on December 6, 2004

One Group Mutual Funds

Fixed Income Funds

One Group Arizona Municipal Bond Fund

One Group Balanced Fund

One Group Bond Fund

One Group Government Bond Fund

One Group High Yield Bond Fund

One Group Income Bond Fund

One Group Intermediate Bond Fund

One Group Intermediate Tax-Free Bond Fund

One Group Kentucky Municipal Bond Fund

One Group Louisiana Municipal Bond Fund

One Group Michigan Municipal Bond Fund

One Group Mortgage-Backed Securities Fund

One Group Municipal Income Fund

One Group Ohio Municipal Bond Fund

One Group Short-Term Bond Fund

One Group Short-Term Municipal Bond Fund

One Group Tax-Free Bond Fund

One Group Treasury & Agency Fund

One Group Ultra Short-Term Bond Fund

One Group West Virginia Municipal Bond Fund

Money Market Funds

One Group Government Money Market Fund

One Group Institutional Prime Money Market Fund

One Group Institutional Prime Plus Money Market Fund

One Group Institutional Tax-Free Money Market Fund

One Group Michigan Municipal Money Market Fund

One Group Municipal Money Market Fund

One Group Ohio Municipal Money Market Fund

One Group Prime Money Market Fund

One Group Treasury Only Money Market Fund

One Group U.S. Government Securities Money Market Fund

One Group U.S. Treasury Securities Money Market Fund

One Group Investment Trust

Fixed Income Portfolios

One Group Investment Trust Bond Portfolio

One Group Investment Trust Government Bond Portfolio

One Group Investment Trust Balanced Portfolio

SCHEDULE B

FEES AND EXPENSES

Fund Accounting Fees

The following schedule shall be employed in the calculation of the fees payable for the services provided under this Agreement. For purposes of determining the asset levels at which a Tier applies, assets for that fund type across the entire JPMorgan Funds Complex (which shall be defined to include any fund which is advised by an entity which is a subsidiary of JPMorgan & Co.) shall be used.

Money Markets:

Tier One		$5,000,000,000	1.10 Bps
Tier Two		$10,000,000,000	0.80 Bps
Tier Three		$35,000,000,000	0.40 Bps
Tier Four	Over $	35BN	0.20 Bps

Fixed Income:

Tier One		$10,000,000,000	1.00 Bps
Tier Two		$20,000,000,000	0.75 Bps
Tier Three		$30,000,000,000	0.50 Bps
Tier Four	Over $	30BN	0.25 Bps

Domestic Equity:

Tier One		$10,000,000,000	1.20 Bps
Tier Two		$20,000,000,000	0.50 Bps
Tier Three		$30,000,000,000	0.40 Bps
Tier Four	Over $	30BN	0.25 Bps

International Funds:

Tier One		$10,000,000,000	3.00 Bps
Tier Two	Over $	10BN	2.50 Bps

Emerging Markets:

Tier One		$10,000,000,000	4.00 Bps
Tier Two	Over $	10BN	3.00 Bps

Other Fees:

Minimums:	US Equity	$20,000
	US Fixed Income	$20,000
	Money Markets	$10,000
	International	$25,000
	Emerging Markets	$40,000
	Additional Share Classes	$2,000

Multi-Manager (per manager)                     $ 6,000

•	Out-of-pocket expenses, including Pricing Services and SAS 70 costs, will be computed, billed and payable monthly.

•	Fund minimums will apply only for Funds that have commenced operations.

FUND ACCOUNTING SERVICES AGREEMENT

SCHEDULE C

DESCRIPTION OF FUND ACCOUNTING SERVICES

J.P. Morgan agrees to perform the following duties in accordance with the requirements of the Funds’ Registration Statements, the 1940 Act (if applicable), applicable Internal Revenue Service (“IRS”) regulations, and procedures as may be agreed upon from time to time, including without limitation, those set forth in the service level agreement pertaining to the Funds to which J.P. Morgan is a party. In all instances, J.P. Morgan agrees to perform such services in accordance with industry standards and best practices, which may include those enumerated in the Audits of Investment Companies Audit and Accounting Guide, as in effect from time to time. Where appropriate, J.P. Morgan agrees to keep all records on a class-by-class basis for each of the Funds. J.P. Morgan agrees to:

a.	keep and maintain the books and records of each Fund pursuant to Rule 3la-1 under the 1940 Act (the “Rule”), which are applicable to fund accounting and the services to be performed pursuant to this Schedule C, including the following:

(i)	journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

(ii)	general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

(iii)	separate ledger accounts required by subsections (b)(2)(ii) and (iii) of the Rule; and

(iv)	a monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

b.	perform the following accounting services daily for each Fund:

(i)	calculate the net asset value per share;

(ii)	obtain security prices from independent pricing services, or if such quotes are unavailable, obtain such prices in accordance with the Valuation Procedures approved by a Fund’s Board;

(iii)	provide exception, stale and halted price reporting to the investment adviser;

(iv)	verify and reconcile with the Funds’ records all daily trade activity;

(v)	compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, weighted average portfolio maturity and such other agreed-upon rates and yields;

(vi)	review daily the net asset value calculation and dividend factor (if any) for each Fund, check and confirm the net asset values and dividend factors for reasonableness and deviations against agreed-upon benchmarks and tolerance levels:

(vii)	distribute portfolio information, net asset values and yields to NASDAQ, the Funds’ transfer agent (the “Transfer Agent”), OGAS and such other third parties as directed by OGAS;

(viii)	report to OGAS, at least weekly, about the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

(ix)	determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

(x)	record all Corporate Actions affecting securities held by each Fund, including dividends, stock splits and recapitalizations;

(xi)	amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by OGAS;

(xii)	record and reconcile with the Transfer Agent all capital stock activity;

(xiii)	update Fund accounting system to reflect rate changes on variable interest rate instruments;

(xiv)	post Fund transactions to appropriate categories;

(xv)	accrue expenses of each Fund according to instructions received from the Administrator;

(xvi)	calculate book capital account balances;

(xvii)	maintain books and records;

(xviii)	determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

(xix)	provide accounting reports in connection with Customer’s regular annual audit and other audits and examinations by regulatory agencies; and

(xx)	provide such periodic reports as OGAS or the Funds shall reasonably request.

In connection with the provision of these services, J.P. Morgan agrees:

(a)	to maintain, in a format acceptable to OGAS and the Funds, documents in accordance with the applicable provisions of Rule 31a-2 of the 1940 Act and with requirements of other applicable domestic regulators, such as the IRS, or Applicable Foreign Regulators (as hereinafter defined). J.P. Morgan agrees to make such documents available upon reasonable request for inspection by officers, employees and auditors of OGAS or the Funds during J.P. Morgan’s normal business hours. For purposes of this subclause (a), Applicable Foreign Regulator shall mean a foreign regulator designated as such by a Fund and a foreign regulator actually known to J.P. Morgan to have authority over a Fund or its operations. Promptly after the identification of a foreign regulator, appropriate representatives of J.P. Morgan and the Funds shall meet and determine the requirements to which the foreign regulator would subject such Fund. If J.P. Morgan and the Fund determine, in the exercise of their reasonable judgment, that complying with such requirements would impose a substantial additional burden on J.P. Morgan, the Fund and J.P. Morgan agree to negotiate in good faith, taking into account all relevant circumstances, an appropriate change in the fees payable hereunder;

(b)	that all records maintained and preserved by J.P. Morgan pursuant to this Agreement which each Fund is required to maintain and preserve shall be and remain the property of a Fund and shall be surrendered to a Fund promptly upon request in the form in which such records have been maintained and preserved. Upon reasonable request of OGAS or a Fund, J.P. Morgan shall provide, in the form reasonably requested by OGAS or the Fund, any records included in any such delivery, and the Funds shall reimburse J.P. Morgan for its expenses of providing such records in such form;

(c)	to make reasonable efforts to determine (i) the taxable nature of any distribution or amount received by or deemed received by, or payable to, a Fund; (ii) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims or similar events; and (iii) taxable amount of any distribution or dividend paid, payable, or deemed paid by a Fund to its shareholders; subject to the following (w) with respect to determinations contemplated by this clause (c) that a prudent fund accountant would reasonably consider to be, and that the J.P. Morgan considers to be, non-routine in nature, J.P. Morgan may seek in writing the approval or authorization of a Fund or a designee of a Fund and shall not be required to act in respect of any such determination (as to which a written request for approval or authorization shall have been made) without such approval or authorization; (x) J.P. Morgan need not make any such accrual, unless and until such accrual has been approved and authorized by a Fund or its designee; (y) a Fund shall, or shall cause its designee, to provide such approval and authorization, or approval and authorization of different determinations(s), promptly; and (z) provided J.P. Morgan has made the reasonable efforts described in this clause (c) and thereafter has acted in accordance with the approvals and authorizations of a Fund or its designee, J.P. Morgan shall have no liability for any such accrual if it otherwise, in performing its services hereunder, is not in breach of this Agreement. J.P. Morgan shall accrue for these actions appropriately; and

(d)	to provide such records and assistance, including office space within J.P. Morgan’s premises, to the Funds’ independent accountants in connection with the services such accountants provide to the Funds, as such accountants shall reasonably request.

The parties further agree as follows with respect to the provision of services pursuant to this Schedule C:

(a)	J.P. Morgan may rely on each Fund’s then currently effective Prospectus, and OGAS or each Fund shall promptly advise J.P. Morgan of any amendments thereto and provide copies of such amendments to J.P. Morgan.

(b)	Both J.P. Morgan and OGAS or its designee shall use reasonable efforts to identify any changes in domestic and foreign laws and regulations applicable to J.P. Morgan’s providing of services under this Schedule C, and each shall promptly advise the other of any changes it identifies and upon any such identification J.P. Morgan and OGAS (together with the Funds) shall agree on any reasonable alteration to the services to be provided to J.P. Morgan under this Schedule C.

(c)	A Fund or its designee shall (i) furnish promptly to J.P. Morgan (and J.P. Morgan may rely upon) the amounts of, or written formulas or methodologies to be used by J.P. Morgan to calculate the amounts of, Fund liabilities and (ii) specify the timing for accruals of such liabilities. J.P. Morgan shall request such additional information as it deems reasonably necessary for it to perform its services under this Schedule C.

(d)	J.P. Morgan shall not be required to include as Fund liabilities and expenses, nor use in its calculations hereunder, including, without limitation, as a reduction of net asset value, any accrual for any U.S. federal or state income taxes, unless and until OGAS or its designee shall have specified to J.P. Morgan the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. J.P. Morgan agrees to include as a Fund liability proper accruals for foreign taxes, unless, after being advised of the amount and the basis for the accrual, OGAS by Instructions directs J.P. Morgan not to do so.

(e)	OGAS or its designee shall furnish to J.P. Morgan, and J.P. Morgan may rely upon, the following types of information (and explanations thereof): (i) each Fund’s tax basis in debt obligations acquired by a Fund before J.P. Morgan’s becoming fund accountant hereunder, the dates of such acquisitions, and the amount of premium previously amortized and the discount previously included in income, (ii) the amounts credited to any capital accounts, (iii) the amount of any reserves, and (iv) similar information which is required by J.P. Morgan for performing the services and is neither possessed by J.P. Morgan nor available from a third party.

(f)	J.P. Morgan shall not be responsible for, and shall not incur any loss or liability with respect to: any errors or omissions in information supplied by a Fund or its designee that the J.P. Morgan has reviewed and has concluded to be within reasonable tolerance limits, as agreed between the parties; any improper use by a Fund, its designees, agents, distributor or investment adviser of any valuations or computations supplied by the J.P. Morgan under this Agreement; any valuations of securities supplied by a Fund or an independent pricing service approved by such Fund’s Board (if applicable), provided that, with respect to such valuations, the J.P. Morgan has otherwise complied with this Schedule B, has reviewed the valuations and has concluded they are within reasonable tolerance limits agreed to by the parties; any tax determination authorized and approved by a Fund or its designee that the J.P. Morgan has reviewed and has concluded is within reasonable tolerance limits as agreed to by the parties; or any changes in U.S. law or regulations applicable to the J.P. Morgan’s performance not identified by the J.P. Morgan’s use of reasonable efforts which are not identified to the J.P. Morgan by a Fund.